Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF SPINE INJURY SOLUTIONS, INC.

Spine Injury Solutions, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of Spine Injury Solutions, Inc. held on April 28, 2022 resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, as amended, of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Article numbered “FIRST” of the Certificate of Incorporation, as amended, of the Corporation is amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is BITECH TECHNOLOGIES CORPORATION.

SECOND: That this Certificate of Amendment to the Certificate of Incorporation, as amended, was duly adopted and approved by the Board of Directors of the Corporation in accordance with Section 242(b)(1) of the DGCL. Pursuant to Section 242(b)(1) of the DGCL, the approval of the stockholders of the Corporation is not required.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 28th day of April, 2022.

Spine Injury Solutions, Inc.

By:	/s/ Benjamin Tran
Benjamin Tran Chief Executive Officer